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                                                                    EXHIBIT 99.1
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[LOGO OF McLEODUSA INCORPORATED]

                     McLEOD, INC. ANNOUNCES NAME CHANGE TO
                             McLEODUSA INCORPORATED

     CEDAR RAPIDS, IA, May 30, 1997 -- At the Annual Stockholders' Meeting of McLeod, Inc. (NASDAQ/NMS:MCLD) held yesterday, stockholders voted to change the Company's name to McLeodUSA Incorporated. The new name became effective May 29, 1997, upon approval of a Certificate of Amendment filed with the Delaware Secretary of State.

     The Company has been using the tradename McLeodUSA for branding purposes for several months to strengthen the brand awareness of the Company's diverse telecommunications services and yellow and white page telephone directories. The Board of Directors and management of the Company believe the name change is consistent with and supports the strategic branding objective, and will enhance the Company's identity and name recognition both in the markets in which it operates and in the investment community.

     The Company's CUSIP Number, 582266, and Nasdaq symbol, MCLD, remain unchanged.

     McLeodUSA is a provider of integrated telecommunications services to business and residential customers. The company's telecommunications customers are located primarily in Iowa, Illinois, Minnesota and Wisconsin. McLeodUSA Publishing Company, a subsidiary of McLeodUSA, will print and distribute more than eight million white and yellow page directories in 18 states this year.